Exhibit (a)(1)(F)

Dorian LPG Ltd. to Commence Tender Offer to Repurchase Up to $100 Million of its Common Shares

Stamford, Connecticut, February 2, 2021 – Dorian LPG Ltd. (NYSE: LPG) (the “Company” or “Dorian LPG”), a leading owner and operator of modern very large gas carriers (“VLGCs”), announced that it will today commence a tender offer to purchase up to 7,407,407, or about 14.8%, of its outstanding common shares using funds available from cash and cash equivalents at a price of $13.50 per share. The tender offer will expire at the end of the day, 5:00 P.M., Eastern Time, on March 3, 2021, unless extended or withdrawn. The Board of Directors determined that it is in the Company’s best interest to repurchase shares at this time given the Company’s cash position and stock price.

Pursuant to the tender offer, the Company’s stockholders may tender all or a portion of their shares. Stockholders will receive the purchase price in cash, subject to applicable withholding and without interest, subject to the conditions of the tender offer, including the provisions relating to proration and conditional tenders in the event that the number of shares properly tendered and not properly withdrawn exceeds 7,407,407. These provisions are described in the Offer to Purchase and in the Letter of Transmittal relating to the tender offer that will be filed with the U.S. Securities and Exchange Commission. The tender offer is not conditioned upon the receipt of financing, but is subject to certain other conditions. Specific instructions and an explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that will be mailed to shareholders.

Dorian LPG has retained Computershare Trust Company, N.A. as the depositary for the tender offer and Georgeson LLC as the information agent.

Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to the Company’s shareholders. Shareholders who would like to obtain a copy of these documents, without charge, or who have any questions, may direct their inquiries to Georgeson LLC, the information agent for the tender offer, toll free at +1 (866) 647-8872. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer.

About the Company

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of 24 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Certain Information Regarding the Tender Offer

The information in this press release describing Dorian LPG Ltd.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Dorian LPG’s common shares in the tender offer. The tender offer will be made only pursuant to the Offer to Purchase and the related materials that Dorian LPG will distribute to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of Dorian LPG may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Dorian LPG will file with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders who would like to obtain a copy of these documents, without charge, or who have any questions, may direct their inquiries to Georgeson LLC, the information agent for the tender offer, toll free at +1 (866) 647-8872. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company's actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company's financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Dorian LPG's filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.